Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-285508

(To Product Supplement No. EQUITY INDICES MITTS-1 dated

February 11, 2026, Prospectus Supplement dated March 25,

2025

and Prospectus dated March 25, 2025)

803,062 Units $10 principal amount per unit CUSIP No. 063929467	Pricing Date Settlement Date Maturity Date	February 26, 2026 March 5, 2026 February 28, 2031

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket

▪	Maturity of approximately 5 years
▪	100% participation in increases in the Basket, subject to a capped return of 50.50%
▪	If the Basket is flat or decreases, payment at maturity will be the principal amount
▪	The Basket is unequally weighted and is comprised of the Dow Jones Industrial Average®, the EURO STOXX 50® Index and the TOPIX® Index (the “Basket Components”). The Dow Jones Industrial Average® was given an initial weight of 50.00% and each of the EURO STOXX 50® Index and the TOPIX® Index was given an initial weight of 25.00%.
▪	All payments occur at maturity and are subject to the credit risk of Bank of Montreal
▪	No periodic interest payments
▪	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
▪	Limited secondary market liquidity, with no exchange listing
▪	The notes are the unsecured obligations of Bank of Montreal. The notes are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The notes are being issued by Bank of Montreal (“BMO”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet and beginning on page PS-4 of product supplement EQUITY INDICES MITTS-1.

The estimated initial value of the notes determined by us as of the pricing date, which we refer to as the initial estimated value, is $9.37 per unit, which is less than the public offering price listed below. However, as discussed in more detail in this term sheet, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” below for additional information.

The notes are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$8,030,620.00
Underwriting discount	$ 0.25	$200,765.50
Proceeds, before expenses, to BMO	$ 9.75	$7,829,854.50

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

February 26, 2026

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

Summary

The Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due February 28, 2031 (the “notes”) are our senior unsecured debt securities. The notes are not insured by the Canada Deposit Insurance Corporation or the Federal Deposit Insurance Corporation, or secured by collateral. The notes rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on the notes, including any repayment of principal, are subject to our credit risk.

The notes provide you with 100% participation in increases in the Market Measure, which is the basket described below, subject to a cap. If the Basket is flat or decreases, you will receive only the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is unequally weighted and is comprised of the Dow Jones Industrial Average®, the EURO STOXX 50® Index and the TOPIX® Index (each, a “Basket Component”). On the pricing date, the Dow Jones Industrial Average® was given an initial weight of 50.00% and each of the EURO STOXX 50® Index and the TOPIX® Index was given an initial weight of 25.00%.

Our initial estimated value of the notes equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the initial estimated value of the notes is based on market conditions at the time it is calculated.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate described above. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” and “Structuring the Notes” below.

Capped Market Index Target-Term Securities®	TS-2

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

Terms of the Notes		Redemption Amount Determination
Issuer:	Bank of Montreal (“BMO”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit	You will receive the Minimum Redemption Amount of $10.00 per unit. (The Redemption Amount will not be less than the Minimum Redemption Amount per unit.)
Term:	Approximately 5 years
Market Measure:	An unequally weighted basket (the “Basket”) comprised of the Dow Jones Industrial Average® (Bloomberg symbol: “INDU”), the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”) and the TOPIX® Index (Bloomberg symbol: “TPX”). Each Basket Component is a price return index.
Starting Value:	100.00
Ending Value:	The average of the values of the Basket on each calculation day occurring during the Maturity Valuation Period, calculated as specified in “The Basket” below and “Description of the MITTS—Basket Market Measures” beginning on page PS-20 of product supplement EQUITY INDICES MITTS-1. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-18 of product supplement EQUITY INDICES MITTS-1.
Minimum Redemption Amount:	$10.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Participation Rate:	100%
Capped Value:	$15.05 per unit, which represents a return of 50.50% over the principal amount.
Maturity Valuation Period:	February 18, 2031, February 19, 2031, February 20, 2031, February 21, 2031 and February 25, 2031
Fees and Charges:	The underwriting discount of $0.25 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” below.
Joint Calculation Agents:	BMO Capital Markets Corp. (“BMOCM”) and BofA Securities, Inc. (“BofAS”), acting jointly.

Capped Market Index Target-Term Securities®	TS-3

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES MITTS-1 dated February 11, 2026: https://www.sec.gov/Archives/edgar/data/927971/000121465926001514/y211262424b2.htm

▪	Prospectus Supplement and Prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling toll-free at 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES MITTS-1. When we refer to “we,” “us” or “our” in this term sheet, we refer only to Bank of Montreal.

“Market Index Target-Term Securities®” and “MITTS®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

▪	You accept that the return on the notes will be zero if the value of the Basket does not increase from the Starting Value to the Ending Value.

▪	You accept that the return on the notes will be capped.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪	You are willing to accept a limited market or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek a guaranteed return beyond the Minimum Redemption Amount.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Market Index Target-Term Securities®	TS-4

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

Hypothetical Payout Profile and Examples of Payments at Maturity

Capped Market Index Target-Term Securities®

This graph reflects the returns on the notes, based on the Participation Rate of 100%, the Minimum Redemption Amount of $10.00 per unit and the Capped Value of $15.05 per unit. The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Participation Rate of 100%, the Minimum Redemption Amount of $10.00 per unit, the Capped Value of $15.05 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$10.00(1)	0.00%
50.00	-50.00%	$10.00	0.00%
60.00	-40.00%	$10.00	0.00%
70.00	-30.00%	$10.00	0.00%
80.00	-20.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
105.00	5.00%	$10.50	5.00%
110.00	10.00%	$11.00	10.00%
120.00	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
150.50	50.50%	$15.05(3)	50.50%
160.00	60.00%	$15.05	50.50%
180.00	80.00%	$15.05	50.50%
200.00	100.00%	$15.05	50.50%

(1)	The Redemption Amount per unit will not be less than the Minimum Redemption Amount.
(2)	The Starting Value was set to 100.00 on the pricing date.
(3)	The Redemption Amount per unit cannot exceed the Capped Value.

Capped Market Index Target-Term Securities®	TS-5

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00
= $5.00, however, because the Redemption Amount for the notes cannot be less than the Minimum Redemption Amount, the Redemption Amount will be $10.00 per unit

Example 2
The Ending Value is 120.00, or 120.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 120.00
= $12.00 Redemption Amount per unit

Example 3
The Ending Value is 180.00, or 180.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 180.00
= $18.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $15.05 per unit

Capped Market Index Target-Term Securities®	TS-6

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-4 of product supplement EQUITY INDICES MITTS-1, page S-2 of the prospectus supplement, and page 9 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Basket as measured shortly before the maturity date, you may not receive a positive return on your investment.

▪	The notes do not pay interest, and any return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Any positive return on your investment is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation and Market-related Risks

▪	Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The public offering price of the notes may exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the public offering price, but are not included in the estimated value. These costs will include any underwriting discount and selling concessions and the cost of hedging our obligations under the notes through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

▪	To determine the terms of the notes, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

▪	Our initial estimated value of the notes is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Basket Components, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which we, BofAS or any of our respective affiliates would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we, BofAS or any of our respective affiliates or any other party would be willing to buy your notes in any secondary market at any time.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may adversely affect the market value of and return on the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	The index sponsor of a Basket Component may adjust such Basket Component in a way that affects the level of such Basket Component, and has no obligation to consider your interests.

▪	Increases in the values of one or more of the Basket Components may be offset by decreases in the values of one or more of the other Basket Components.

▪	Because the Basket Components are unequally weighted, increases in the values of the lower-weighted Basket Components may be offset by even small decreases in the values of the more heavily weighted Basket Component.

Capped Market Index Target-Term Securities®	TS-7

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

▪	You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Basket Components, and have not verified any disclosures made by any company.

▪	Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the EURO STOXX 50® Index and the TOPIX® Index. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the EURO STOXX 50® Index and the TOPIX® Index trade against the U.S. dollar, which you would have received if you had owned the securities included in those Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

Tax-related Risks

▪	You will be required to recognize taxable income on the notes prior to maturity. If you are a U.S. investor in a note that is treated as a “contingent payment debt instrument” for U.S. federal income tax purposes, you generally will be required to recognize taxable income with respect to the note prior to its maturity, even though you will not receive any payment on the notes prior to maturity. In addition, your gain, if any, with respect to such notes generally will be treated as ordinary income rather than capital gain.

▪	You should review carefully the sections of this term sheet and product supplement EQUITY INDICES MITTS-1 entitled “United States Federal Income Tax Considerations” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Other Terms of the Notes

Market Measure Business Day

The following definition supersedes and replaces the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES MITTS-1.

A “Market Measure Business Day” with respect to a Basket Component means a day on which:

(A)	each of the New York Stock Exchange and The Nasdaq Stock Market (as to the Dow Jones Industrial Average®), the Eurex (as to the EURO STOXX 50® Index), and the Tokyo Stock Exchange (as to the TOPIX® Index), (or any successor to the foregoing exchanges) are open for trading; and

(B)	such Basket Component or any successor thereto is calculated and published.

Capped Market Index Target-Term Securities®	TS-8

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the values of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the MITTS—Basket Market Measures” beginning on page PS-20 of product supplement EQUITY INDICES MITTS-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Hypothetical Component Ratio(1)(2)	Initial Basket Value Contribution
Dow Jones Industrial Average®	INDU	50.00%	49,499.20	0.00101012	50.00
EURO STOXX 50® Index	SX5E	25.00%	6,161.56	0.00405741	25.00
TOPIX® Index	TPX	25.00%	3,880.34	0.00644273	25.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The Ending Value of the basket will be equal to the average of the values of the Basket on each calculation day occurring during the Maturity Valuation Period. The calculation agents will calculate the value of the Basket for a calculation day by summing the products of the closing level of each Basket Component on the relevant calculation day and the Component Ratio for that Basket Component. If a Market Disruption Event occurs with respect to a Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of the MITTS—Basket Market Measures—Ending Value of the Basket” on page PS-22 of product supplement EQUITY INDICES MITTS-1.

Capped Market Index Target-Term Securities®	TS-9

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2016 through the pricing date. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing level of the Basket Components as of January 1, 2016, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Capped Market Index Target-Term Securities®	TS-10

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

The Basket Components

Before investing in the notes, you should consult publicly available sources for the levels of the Basket Components.

The Dow Jones Industrial Average®

We obtained all information contained in this term sheet regarding the Dow Jones Industrial Average®, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”), the index sponsor. The Dow Jones Industrial Average® is an index calculated, published and disseminated by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Dow Jones Industrial Average® at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Dow Jones Industrial Average® in connection with the offer and sale of notes.

In addition, information about the Dow Jones Industrial Average® may be obtained from other sources including, but not limited to, the Dow Jones Industrial Average® sponsor’s website (including information regarding the sector weightings of the Dow Jones Industrial Average®). We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the Dow Jones Industrial Average® is accurate or complete.

The Dow Jones Industrial Average® is reported by Bloomberg L.P. under the ticker symbol “INDU.”

General

The Dow Jones Industrial Average® is a price-weighted index that measures the performance of 30 U.S. blue-chip companies. Except for the Global Industry Classification Standard (“GICS®”) transportation industry group from the industrials sector and the utilities sector, the Dow Jones Industrial Average® includes constituents from a variety of sectors.

The Dow Jones Industrial Average® is price-weighted rather than market capitalization-weighted, which means that weightings are based only on changes in the stocks’ prices, rather than by both price changes and changes in the number of shares outstanding. The value of the Dow Jones Industrial Average® is the sum of the primary exchange prices of each of the 30 component stocks included in the Dow Jones Industrial Average® divided by a divisor. The divisor used to calculate the price-weighted average of the Dow Jones Industrial Average® is not simply the number of component stocks; rather, the divisor is adjusted to smooth out the effects of price-impacting corporate actions, including price adjustments, special dividends, stock splits and rights offerings. The index divisor will also adjust in the event of an addition to or deletion from the Dow Jones Industrial Average®.

Index Construction and Maintenance

The Dow Jones Industrial Average® is maintained by a committee, which is currently composed of three representatives of S&P Dow Jones and two representatives of The Wall Street Journal (the “Averages Committee”). The Averages Committee meets regularly. At each meeting, the Averages Committee reviews pending corporate actions that may affect constituents of the Dow Jones Industrial Average®, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the Averages Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

The index universe consists of securities in the S&P 500® Index, excluding stocks classified under GICS® code 2030 (Transportation) and 55 (Utilities). While stock selection is not governed by quantitative rules, a stock typically is added only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Since the Dow Jones Industrial Average® is price-weighted, the Averages Committee evaluates stock price when considering a company for inclusion. The Averages Committee monitors whether the highest-priced stock in the Dow Jones Industrial Average® has a price more than 10 times that of the lowest. Maintaining adequate sector representation within the Dow Jones Industrial Average® is also a consideration in the selection process for the Dow Jones Industrial Average®. Companies should be incorporated and headquartered in the United States, and a plurality of revenues should be derived from the United States.

Changes to the Dow Jones Industrial Average® are made on an as-needed basis. There is no annual or semi-annual reconstruction. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

Multiple Share Classes. Each company in the Dow Jones Industrial Average® is represented once by the primary listing, which is generally the most liquid share line.

Other Adjustments. In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the discretion of the Averages Committee, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

Capped Market Index Target-Term Securities®	TS-11

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

The table below summarizes the treatment of certain corporate actions.

Corporate Action	Treatment

Company addition/deletion

Addition Only

A stock is added to the Dow Jones Industrial Average® at a weight determined by the price of the added stock relative to all other index constituents. There is a divisor adjustment.

Deletion Only

The weights of all stocks in the Dow Jones Industrial Average® will proportionally change but relative weights will stay the same. The index divisor will change.

Split/reverse split	Stock price is adjusted by the split ratio. Shares outstanding are not adjusted by the split ratio. There is a divisor adjustment.

Spin-off	Any potential impacts on index constituents from a spin-off are evaluated by the Averages Committee on a case-by-case basis. The price of the parent company is adjusted to the price of the parent company minus (the price of the spun-off company/share exchange ratio). The index divisor adjusts simultaneously.

Ordinary dividend	When a company pays an ordinary cash dividend, the Dow Jones Industrial Average® does not make any adjustments to the price or shares of the stock. As a result, there are no divisor adjustments to the Dow Jones Industrial Average®.

Special dividend	The stock price is adjusted by the amount of the dividend. There is a divisor adjustment.

Rights offering	All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights. There is a divisor adjustment.

The following graph shows the daily historical performance of the Dow Jones Industrial Average® in the period from January 1, 2016 through the pricing date. We obtained this historical data from Bloomberg Finance L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Finance L.P. On the pricing date, the closing level of the Dow Jones Industrial Average® was 49,499.20.

Historical Performance of the Dow Jones Industrial Average®

This historical data on this Basket Component is not necessarily indicative of the future performance of this Basket Component or what the value of the notes may be. Any historical upward or downward trend in the level of this Basket Component during any period set forth above is not an indication that the level of this Basket Component is more or less likely to increase or decrease at any time over the term of the notes.

Capped Market Index Target-Term Securities®	TS-12

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

License Agreement

We and S&P Dow Jones have entered into or expect to enter into a non-exclusive license agreement providing for the license to us, and certain of our affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain securities, including the notes. The license agreement provides or is expected to provide that the following language must be stated in this term sheet.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones Trademark Holdings LLC, Standard and Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Dow Jones Industrial Average® to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the Dow Jones Industrial Average® is the licensing of the index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third-party licensors. The Dow Jones Industrial Average® is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Dow Jones Industrial Average®. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Dow Jones Industrial Average® will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average®. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE® OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE® OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Bank of Montreal. “Dow Jones®”, “DJIA®”, “Dow Jones Industrial Average®” and “The Dow®” are trademarks of Dow Jones Trademark Holdings LLC. The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices and S&P Dow Jones Indices makes no representation regarding the advisability of investing in the notes.

Capped Market Index Target-Term Securities®	TS-13

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

The EURO STOXX 50® Index

We obtained all information contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX” or the “Index Sponsor”). STOXX is a wholly owned subsidiary of Deutsche Börse AG. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index at any time. The consequences of the Index Sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the ARNs—Discontinuance of an Index” in product supplement EQUITY ARN-1. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Index in connection with the offer and sale of the notes.

In addition, information about the Index may be obtained from other sources including, but not limited to, the Index Sponsor’s website. We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the Index is accurate or complete.

The Index is calculated and published by STOXX and the euro price return version of the Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

General

The Index is a free-float market capitalization weighted index composed of the largest stocks in terms of free-float market capitalization traded on the major exchanges of 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. At any given time, some eligible countries may not be represented in the Index.

The Index is composed of all of the components of the STOXX® Europe 600 Index that are traded in euros and assigned to countries in the Eurozone.

The weighting cap factor limits the weight of each component stock within the Index to a maximum of 20% of the Index at the time of each review.

Index Maintenance

The composition of each of the Index is reviewed quarterly in March, June, September and December. The review cut-off date is the last trading day of the month preceding the review month.

The composition of the Index is reviewed annually in September. The review cut-off date is the last trading day of August. The composition of the Index is also reviewed monthly and components that rank 75 or below are replaced and non-component stocks that rank 25 or above are added.

In addition, changes to country classification and listing are effective as of the next quarterly review. At that time, the Index is adjusted accordingly to remain consistent with its country membership rules by deleting the company where necessary.

The Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, bankruptcy, and price and share adjustments) that affect the Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

To maintain the number of components constant, a removed company is replaced by the highest-ranked non-component on the relevant selection list. The selection list is updated on a monthly basis according to the review component selection process.

The free-float factors for each component stock used to calculate the Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

Index Calculation

The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the value of the Index can be expressed as follows:

Index =	free-float market capitalization of the Index
divisor

The “free-float market capitalization of the Index” is equal to the sum of the products, for each component stock, of the price, number of shares, free-float factor, weighting cap factor and, if applicable, the exchange rate from the local currency into the index currency of the Index as of the time the Index is being calculated.

The free-float factor of each component stock is intended to reduce the number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is of a long-term nature are excluded from the calculation of the Index, including: cross-ownership (stock owned either by the company itself, in the form of treasury shares, or owned by other companies); government ownership (stock owned by either governments or their agencies); private ownership (stock owned by either individuals or families); and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The Index is also subject to a divisor, which is adjusted to maintain the continuity of the values of the Index despite changes due to corporate actions. The following is a summary of the adjustments to any component stock of the Index made for corporate actions and the effect of such adjustment on the divisor of the Index, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

Capped Market Index Target-Term Securities®	TS-14

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

𝜏	=	withholding tax
Divt	=	dividend amount announced by company
pt-1	=	closing price on the day before the ex-date
padj	=	new adjusted price
wft-1	=	weighting factor on the day before the ex-date
wfadj	=	new adjusted weighing factor
st-1	=	number of shares on the day before the ex-date
sadj	=	new adjusted number of shares
SP	=	subscription price

Special Cash Dividend	Divisor

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution.

padj = pt-1 - Divt × (1 – 𝜏*)

* If a withholding tax (𝜏) applies then 𝜏 > 0, else 𝜏 = 0.

decreases
Split and Reverse Split	Divisor
padj = pt-1 × A / B sadj = st-1 × B / A	unchanged
Rights Offering

If the subscription price is not available or equal to or greater than the closing price on the day before the ex-date (out-of-the-money), then no adjustment is made.

If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

Standard Rights Issue	Divisor
padj = (pt-1 × A + SP × B) / (A + B) sadj = st-1 × (A + B) / A	increases
Highly Dilutive Rights Issue	Divisor

A rights offering is considered to be a Highly Dilutive Rights Issue (“HDRI”) if the share ratio is larger than or equal to 200% (B/A ≥ 2).

•      Scenario 1: If a HDRI is fully underwritten it will be implemented as a Standard Rights Issue.

•      Scenario 2: if a HDRI is not fully underwritten and the rights are tradable on the ex-date on the same eligible stock exchange as the parent company:

o The rights will be included into the indices with a theoretical price on the ex-date with the same parameters as the parent company.	unchanged on ex-date
o The rights will be removed at the close of the day they start to trade based on its closing price.	decreases after deletion of rights
o If the rights issue results into listing of new shares and satisfy certain criteria relating to free float factors and share adjustments under STOXX methodology, then the number of shares will be increased after the new shares have been listed.	increases on the day of the share increase
• Scenario 3: If a HDRI is not fully underwritten and the rights are not tradable on the ex-date or not tradable on the ex-date on the same eligible stock exchange as the parent company:
o The rights will be included into the indices with a theoretical price on the ex-date with the same parameters as the parent company.	unchanged on ex-date
o The rights will be removed on the ex-date at the close, using a price of 0.0000001 in local currency.	unchanged
o If the rights issue results into listing of new shares and satisfy certain criteria relating to free float factors and share adjustments under STOXX methodology, then the number of shares will be increased after the new shares have been listed.	increases on the day of the share increase

Capped Market Index Target-Term Securities®	TS-15

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

Ordinary Stock Dividend	Divisor
padj = pt-1 × A / (A + B) sadj = st-1 × (A + B) / A	unchanged
Stock Dividend From Treasury Stock (only if treated as a special cash dividend)	Divisor
Stock dividends from treasury stocks will be adjusted as cash dividends. padj = pt-1 - pt-1 × B / (A + B)	decreases
Stock Dividend From Redeemable Shares (only if treated as a special cash dividend)	Divisor

Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case, redeemable shares are considered as:

•     A separated share line with a fixed price.

•     Ordinary shares that are self-tendered on the same ex-date.

padj = pt-1 - pt-1 × B / (A + B)

decreases
Stock Dividend of Another Company	Divisor
padj = [(pt-1 × A) – [(1 – 𝜏*) × price of the other company × B]] / A * If a withholding tax (𝜏) applies then 𝜏 > 0, else 𝜏 = 0.	decreases
Return of Capital and Share Consolidation	Divisor
The event will be applied as a combination of cash/special dividend together with a reverse split.
• If the return of capital is considered as regular cash dividend, then the treatment under “Split and Reverse Split” above applies.	decreases
• If the return of capital is considered as special cash dividend, then the treatment under “Special Cash Dividend” and “Split and Reverse Split” above apply accordingly.	decreases
padj = [pt-1 - capital return announced by company × (1 – 𝜏*)] × A / B * If a withholding tax (𝜏) applies then 𝜏 > 0, else 𝜏 = 0. sadj = st-1 × B / A

Repurchase of Shares/Self-Tender	Divisor
padj = [(pt-1 × st-1) – (tender price × number of tendered shares)] / sadj sadj = st-1 - number of tendered shares	decreases
Spin-off	Divisor

The adjusted price (padj), the number of shares before the ex-date (st-1) and the weighting factor on the day before the ex-date (wft-1) refer to the parent company.

padj = (pt-1 × A – price of spun-off shares × B) / A

New number of shares for the spun-off company = st-1 × B

unchanged on ex-date
Combination of Stock Distribution (Dividend or Split) and Rights Offering	Divisor

For the below corporate actions, the following additional assumptions apply:

•     Shareholders receive ‘B’ new shares from the distribution and ‘C’ new shares from the rights offering for every ‘A’ share held.

•     If ‘A’ is not equal to one, all the following ‘new number of shares’ formulas need to be divided by ‘A’:

o If rights are applicable after stock distribution (one action applicable to another) padj = [pt-1 × A + SP × C × (1 + B / A)] / [(A + B) × (1 + C / A)] sadj = st-1 × [(A + B) × (1 + C / A)] / A	increases
o If rights are applicable after stock distribution (one action applicable to another) padj = [pt-1 × A + SP × C × (1 + B / A)] / [(A + B) × (1 + C / A)] sadj = st-1 × [(A + B) × (1 + C / A)] / A	increases

Capped Market Index Target-Term Securities®	TS-16

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

o If stock distribution is applicable after rights (one action applicable to another) padj = (pt-1 × A + SP × C) / [(A + C) × (1 + B / A)] sadj = st-1 × (A + C) × (1 + B / A)	increases
o Stock distribution and rights (neither action is applicable to the other) padj = (pt-1 × A + SP × C) / (A + B + C) sadj = st-1 × (A + B + C) / A	increases
Addition/Deletion of A Company

No price adjustments are made. The change in market capitalization determines the divisor adjustment. If the change in market capitalization between added and deleted companies of an index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

Free Float and Shares Changes

No price adjustments are made. The change in market capitalization determines the divisor adjustment. If the change in market capitalization of an index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

The following graph shows the daily historical performance of the EURO STOXX 50® Index in the period from January 1, 2016 through the pricing date. We obtained this historical data from Bloomberg Finance L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Finance L.P. On the pricing date, the closing level of the EURO STOXX 50® Index was 6,161.56.

Historical Performance of the EURO STOXX 50® Index

This historical data on this Basket Component is not necessarily indicative of the future performance of this Basket Component or what the value of the notes may be. Any historical upward or downward trend in the level of this Basket Component during any period set forth above is not an indication that the level of this Basket Component is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

We and STOXX have entered into a non-exclusive license agreement providing for the license to us, and certain of our affiliates, in exchange for a fee, of the right to use indices owned and published by STOXX in connection with certain securities, including the notes. The license agreement provides or is expected to provide that the following language must be stated in this term sheet.

Capped Market Index Target-Term Securities®	TS-17

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

STOXX has no relationship to us, other than the licensing of the Index and the related trademarks for use in connection with the notes. STOXX does not:

•	sponsor, endorse, sell, or promote the notes;

•	recommend that any person invest in the notes offered hereby or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the notes;

•	have any responsibility or liability for the administration, management, or marketing of the notes; or

•	consider the needs of the notes or the holders of the notes in determining, composing, or calculating the Index, or have any obligation to do so.

STOXX will not have any liability in connection with the notes. Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

o	the results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the Index and the data included in the STOXX Index;

o	the accuracy or completeness of the Index and its data;

o	the merchantability and the fitness for a particular purpose or use of the Index and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the Index or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for its benefit and our benefit, and not for the benefit of the holders of the notes or any other third parties.

Capped Market Index Target-Term Securities®	TS-18

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

The TOPIX® Index

We obtained all information contained in this term sheet regarding the TOPIX® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, JPX Market Innovation & Research, Inc. (“JPXI”), the index sponsor. JPXI has no obligation to continue to publish, and may discontinue publication of, the TOPIX® Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the TOPIX® Index in connection with the offer and sale of notes.

In addition, information about the TOPIX® Index may be obtained from other sources including, but not limited to, the TOPIX® Index sponsor’s website (including information regarding the TOPIX® Index’s sector weightings). We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the TOPIX® Index is accurate or complete.

The TOPIX® Index is reported by Bloomberg L.P. under the ticker symbol “TPX.”

General

The TOPIX® Index (also known as the “Tokyo Stock Price Index®”) was developed by the Tokyo Stock Exchange, Inc. (the “TSE”). Publication of the TOPIX® Index began on July 1, 1969, based on an initial index value of 100 on January 4, 1968, which was reset at 1,000 on April 1, 1998. The TOPIX® Index is computed and published every second via TSE’s Market Information System and is reported to securities companies across Japan and available worldwide through computerized information networks.

Composition of the TOPIX® Index

The TOPIX® Index is a capped free-float adjusted market capitalization weighted index comprised of domestic common stocks listed on the TSE covering an extensive portion of the Japanese stock market. On April 4, 2022, JPXI began revisions to the TOPIX® Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Prior to April 4, 2022, the component stocks of the TOPIX® Index consisted of all Japanese common stocks listed on the First Section of the TSE. Japanese stocks admitted to the TSE were previously assigned to one of the First Section, the Second Section or the Mothers. Stocks listed on the First Section were typically limited to larger, longer established and more actively traded issues, stocks listed on the Second Section were typically limited to mid-sized companies and stocks listed on the Mothers were typically limited to high-growth start-up companies. Stocks that were components of the TOPIX® Index as of April 1, 2022 remain as its components after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under 10 billion yen on the base date of June 20, 2021 are designated as “phased weighting reduction constituents,” and their weighting will be gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. Subject to a re-evaluation after the fourth stage, they will be removed from the TOPIX® Index on the last business day of January 2025.

Calculation of the TOPIX® Index

The TOPIX® Index is a capped free-float adjusted market capitalization-weighted index. The TOPIX® Index is not expressed in yen, but is presented in terms of points (as a decimal figure), rounded to the nearest one-hundredth. The TOPIX® Index is calculated by multiplying 100 by the figure obtained by dividing the current free-float adjusted market value (the current market price per share at the time of the index calculation multiplied by the applicable number of free-float adjusted listed common shares listed at the same instance) (the “Current Market Value”) by the base market value (i.e., the Current Market Value on the base date) (the “Base Market Value”).

The calculation of the TOPIX® Index can be represented by the following formula:

Index	=	Current Market Value	x	100
Base Market Value

Individual Constituent Weight Cap. The upper weighting limit for any one constituent of TOPIX® Index is 10%. If an issue’s weight calculated by free-float adjusted market capitalization as of the last business day of every August is over the upper limit, a cap-adjustment ratio for adjustment of weight will be applied to said issue on the last business day of October. Even if the weight again exceeds the upper limit due to stock price movements or other reasons, the cap-adjustment ratio will not be changed until the last business day of the next October.

Number of Shares Used for Index Calculation. The number of shares used in the above calculation is adjusted by multiplying the number of shares listed by a free-float weight (“FFW”) ratio. The FFW ratio is the percentage of listed shares deemed to be available for trading in the public market. The purpose of the FFW ratio is to exclude shares that are deemed to be not available to investors in the public markets. JPXI considers the following to be non-free-float shares: shares held by the top 10 major shareholders, treasury and other similar stock (including certain cross-share holdings that have limited voting rights), shares held by board members and other representatives, shares held by other listed companies for investment purposes other than pure investment and other shares deemed by JPXI to unavailable for trading in the market.

Capped Market Index Target-Term Securities®	TS-19

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

Maintenance of the TOPIX® Index

Addition and Deletion of Constituents.

Additions to the component stocks can occur (i) through the initial listing of a company on or transfer to the Prime Market, with those changes taking effect on the last business day of the month after such initial listing; (ii) through the initial listing of a new company resulting from a corporate consolidation that results in an index constituent being delisted, with those changes taking effect on the new listing date; (iii) through the delisting of an index constituent due to a merger with a surviving stock that is not an index constituent, with those changes taking effect on the delisting date; or (iv) through the cancelation, as of the last business day of August 2023, of the designation “Securities on Special Alert” on a former component stock that had caused that stock to be removed from the TOPIX® Index, provided that that stock meets tradeable share market capitalization and annual traded value ratio requirements, with those changes taking effect on the last business day of October 2023.

Deletions of constituents can occur due to (i) delisting, resulting from a corporate consolidation, when the surviving company re-lists with the TSE, with those changes taking effect on the initial listing date of the new company (normally two business days after the delisting date); (ii) delisting of a company for reasons other than those stated above, with those changes taking effect on the delisting date; or (iii) designation of stocks as “securities to be delisted” or “security on special alert”, with those changes taking effect four business days after such designation.

Changes in Number of Shares Used for Index Calculation.

Changes in the number of shares will be made due to changes to the free-float weight ratio using the stock price at the end of trading on the business day before the adjustment date. The free float weight ratio assigned to each listed company is reviewed annually, with timings that vary according to the settlement terms of each such listed company. Free float weights may also be subject to extraordinary review in the case of certain corporate actions (e.g., allocation of new shares to a third party, conversion of preferred shares or exercise of subscription warrants, company spin-offs, mergers, acquisitions, take-over bids) and for other reasons JPXI believes appropriate.

In addition, changes in the number of shares will be made for certain other events including: public offering, third-party-allotment, issues to shareholders with payment, exercise of subscription warrants, conversion of preferred stock, cancellation of treasury stock, merger/acquisition, sale of shares held by the Government of Japan (Nippon Telegraph and Telephone, Japan Tobacco and Japan Post Holdings only), rights offering (limited to cases where the allotted subscription warrant securities are listed), demerger (absorption-type) and other events for which adjustments are deemed appropriate, such as stock splits.

Adjustments to Base Market Value. Whenever the market value of the TOPIX® Index changes due to an increase or decrease in constituents, capital increase or similar events other than market fluctuations, the Base Market Value is adjusted with the aim of maintaining continuity. Such events requiring adjustment include the addition or removal of component stocks as well as changes in the number of shares used for index calculation.

The formula for the adjustment is as follows:

Previous Business Day Market Value	=	(Previous Business Day Market Value ± Adjustment Amount)
Pre-Adjustment Base Market Value		New Base Market Value after adjustment

where Adjustment Amount is equal to the changes in the number of shares included in the calculation of the TOPIX® Index multiplied by the price of those shares used for the purposes of the adjustment.

Therefore,

New Base Market Value	=	Old Base Market Value x (Previous Business Day Market Value ± Adjustment Amount)
Previous Business Day Market Value

The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the Current Market Value or any stock underlying the TOPIX® Index, the Base Market Value is adjusted in such a way that the new value of the TOPIX® Index will equal the level of the TOPIX® Index immediately prior to such change. No adjustment is made to the Base Market Value, however, in the case of events such as stock splits, gratis allotment of shares (limited to cases where the allotment is of treasury stock) and reverse splits, which theoretically do not affect market value.

Information on the reasons for base market value adjustments, details on the adjustments, adjustment dates and other data is available through TSE’s notice system, published daily by TSE based on reports and other information from listed companies.

Capped Market Index Target-Term Securities®	TS-20

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

The following graph shows the daily historical performance of the TOPIX® Index in the period from January 1, 2016 through the pricing date. We obtained this historical data from Bloomberg Finance L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Finance L.P. On the pricing date, the closing level of the TOPIX® Index was 3,880.34. The graph below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

Historical Performance of the TOPIX® Index

This historical data on this Basket Component is not necessarily indicative of the future performance of this Basket Component or what the value of the notes may be. Any historical upward or downward trend in the level of this Basket Component during any period set forth above is not an indication that the level of this Basket Component is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

We and JPX (as defined below) have entered into or expect to enter into a non-exclusive license agreement providing for the license to us, and certain of our affiliates, in exchange for a fee, of the right to use indices owned and published by JPX in connection with certain securities, including the notes. The license agreement provides or is expected to provide that the following language must be stated in this term sheet.

i.	The TOPIX Index Value and the TOPIX Marks are subject to the proprietary rights owned by JPX Market Innovation & Research, Inc. or affiliates of JPX Market Innovation & Research, Inc. (hereinafter collectively referred to as “JPX”) and JPX owns all rights and know-how relating to TOPIX such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Marks.

ii.	JPX shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Marks or cease the use thereof.

iii.	JPX makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Marks or as to the figure at which the TOPIX Index Value stands on any particular day.

iv.	JPX gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, JPX shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.

v.	No notes are in any way sponsored, endorsed or promoted by JPX.

vi.	JPX shall not bear any obligation to give an explanation of the notes or advice on investments to any purchaser of the notes or to the public.

vii.	JPX neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of the TOPIX Index Value.

viii.	Including but not limited to the foregoing, JPX shall not be responsible for any damage resulting from the issue and sale of the notes.

Capped Market Index Target-Term Securities®	TS-21

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has informed us of the information in the following paragraph. MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

BofAS has advised us that MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has advised us that at MLPF&S’s and BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes is expected to be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

BofAS has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BMO or for any purpose other than that described in the immediately preceding sentence.

Capped Market Index Target-Term Securities®	TS-22

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate which we refer to as our internal funding rate, which is the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with costs associated with offering, structuring and hedging the notes, results in the initial estimated value of the notes on the pricing date being less than the public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include MLPF&S, BofAS and/or one of their or our respective affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by our affiliates, MLPF&S, BofAS or any other hedge providers. Any profit in connection with such hedging activity will be in addition to any other compensation that the agent, and their or our respective affiliates receive for the sale of notes, which creates an additional incentive to sell the notes to you.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-5 and “Use of Proceeds and Hedging” on page PS-15 of product supplement EQUITY INDICES MITTS-1.

Capped Market Index Target-Term Securities®	TS-23

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Canadian Federal Income Tax Summary” in the product supplement EQUITY INDICES MITTS-1.

United States Federal Income Tax Considerations

If you are a U.S. investor, please read the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders” in product supplement EQUITY INDICES MITTS-1. The discussion below applies to you only if you are an initial purchaser of the notes acquiring them at their issue price.

In the opinion of our counsel Davis Polk & Wardwell LLP, the notes should be treated as debt for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes. Under this treatment, if you are a U.S. investor you generally will be required to include interest in your taxable income annually, based on a “comparable yield” (as described in product supplement EQUITY INDICES MITTS-1), adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Accordingly, you generally will recognize income with respect to the notes each year even though you will not receive any payment on the notes prior to maturity.

We have determined that the “comparable yield” for the notes is a rate of 4.243% per annum, compounded semi-annually. Based on this comparable yield, the “projected payment schedule” for the notes (assuming an issue price of $1,000) consists of a single projected payment of $1,232.593 due at maturity.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to the notes for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	INTEREST INCOME DEEMED TO ACCRUE DURING THE ACCRUAL PERIOD (PER NOTE)	TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM THE ORIGINAL ISSUE DATE (PER NOTE) AS OF THE END OF THE ACCRUAL PERIOD
From the issue date through August 28, 2026	$20.390	$20.390
August 29, 2026 through February 28, 2027	$21.647	$42.037
March 1, 2027 through August 28, 2027	$22.107	$64.144
August 29, 2027 through February 28, 2028	$22.576	$86.719
February 29, 2028 through August 28, 2028	$23.054	$109.774
August 29, 2028 through February 28, 2029	$23.544	$133.317
March 1, 2029 through August 28, 2029	$24.043	$157.360
August 29, 2029 through February 28, 2030	$24.553	$181.913
March 1, 2030 through August 28, 2030	$25.074	$206.987
August 29, 2030 through the maturity date	$25.606	$232.593

You are required to use our determination of the comparable yield and projected payment schedule in determining your interest accruals in respect of the notes, unless you timely disclose and justify the use of other estimates to the Internal Revenue Service (“IRS”).

The comparable yield and the projected payment schedule are relevant only for determining the interest accruals with respect to the notes for U.S. federal income tax purposes. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

You generally must treat any income realized on a taxable disposition of a note as ordinary interest income. Any loss realized on a taxable disposition of a note generally would be treated as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.

If you are a non-U.S. investor, please read the discussion in product supplement EQUITY INDICES MITTS-1 under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders.”

Capped Market Index Target-Term Securities®	TS-24

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

As discussed in product supplement EQUITY INDICES MITTS-1, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. persons with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“Underlying Securities”), or indices that include Underlying Securities. Subject to certain exceptions, Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.

Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, the notes should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we and our agents, including BMOCM and BofAS, will not be required to pay any additional amounts with respect to the amounts so withheld. If you are a non-U.S. investor, you should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Capped Market Index Target-Term Securities®	TS-25

Capped Market Index Target-Term Securities®
Linked to a Global Equity Index Basket, due February 28, 2031

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed, authenticated, issued and delivered, to the extent that validity of the notes is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustees’ authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the notes offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

Capped Market Index Target-Term Securities®	TS-26